Exhibit 99.1

Icahn Enterprises L.P. Announces Definitive Agreement to Sell

American Railcar Leasing LLC

NEW YORK, December 19, 2016 -- Icahn Enterprises L.P. (NASDAQ: IEP) today announced entrance into a definitive agreement to sell its indirectly wholly-owned subsidiary American Railcar Leasing LLC (“ARL”) to SMBC Rail Services LLC (“SMBC Rail”), a wholly-owned subsidiary of Sumitomo Mitsui Banking Corporation, for cash based on (i) an enterprise value of $2.778 billion (subject to certain adjustments) and (ii) a fleet of approximately 29,000 railcars. The initial closing is expected to occur in the second quarter of 2017. For a period of three years thereafter, upon satisfaction of certain conditions, the sellers will have an option to sell, and SMBC Rail will have an option to buy, approximately 4,800 additional railcars. If the conditions to the option are satisfied, the purchase price for the approximately 4,800 additional railcars would be approximately $586 million at the time of the initial closing, which would bring the total sale price to $3.364 billion (subject to certain adjustments).

The sale is subject to customary closing conditions, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act. Neither the sale nor the option are subject to any financing condition.

Carl C. Icahn, Chairman of Icahn Enterprises, stated: “I have been in the railcar business for over 30 years. During that time we have built one of the leading railcar fleets in the world. In fact, if lined up, ARL’s fleet would stretch from New York City to the middle of Ohio. I am very proud of the business we have built at ARL and am pleased that SMBC Rail Services also sees the tremendous value in this business. This transaction is a good example of how Icahn Enterprises delivers substantial returns for our equity holders.”

Deutsche Bank Securities Inc. is acting as exclusive financial advisor and Thompson Hine LLP is acting as legal counsel for American Railcar Leasing LLC in connection with the sale.

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Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries, including the expected closing of the sale of American Railcar Leasing LLC and satisfaction of the conditions for exercising the option at the time of the initial closing or otherwise. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Investor Contacts:

SungHwan Cho, Chief Financial Officer

(212) 702-4300